Exhibit 99.2

News Release

FOR IMMEDIATE RELEASE

Contact:	William M. Lowe, Jr.	Dean W. Dimke
	Executive Vice President and	Director of Corporate and
	Chief Financial Officer	Investor Communications
	williamlowe@kemet.com	deandimke@kemet.com
	864-963-6484	954-766-2806

KEMET IMPLEMENTS CONFLICT FREE TANTALUM SOURCING PLAN THAT

INCLUDES ECONOMIC AND SOCIAL SUSTAINABILITY ELEMENTS

Greenville, South Carolina (January 13, 2012) — KEMET Corporation (NYSE: KEM), a leading manufacturer of tantalum, ceramic, aluminum, film, paper and electrolytic capacitors, announces the tantalum industry’s most comprehensive plan for sourcing conflict free tantalum from the Democratic Republic of Congo (DRC).  KEMET Corporation is committed to sourcing its tantalum only from Conflict-Free Smelter (CFS) certified suppliers.

Over the past year the company has taken multiple actions and developed a more comprehensive plan whereby tantalum ore is sourced directly from the conflict free Katanga Province of the DRC and delivered it to CFS certified smelters for processing in a closed-pipe system. The closed-pipe system for the sourcing and transit of tantalum ore is being managed consistent with both the Organization for Economic Cooperation and Development (OECD) due diligence guidance for responsible supply chains of conflict minerals as well as the current understanding of the yet to be promulgated Dodd-Frank 1502 legislation relating to the same issue. To date enough ore has been mined and shipped to produce one-to-two months’ supply of capacitor grade tantalum powder. It is anticipated that over time the mine will produce enough tantalum ore to satisfy over approximately two-thirds of KEMET’s tantalum powder and wire requirements, as well as additional ore for the general market.

“KEMET has been and is currently deeply involved with the various industry and governmental initiatives addressing the issue of conflict minerals sourcing,” stated Dr. Daniel Persico, KEMET’s Vice President of Strategic Marketing and Business Development. “Through our memberships and active participation with the key regulatory organizations on this issue we are not only maintaining our finger on the pulse but actively pursuing forward progress.  Such organizations include: the EICC/GeSi conflict minerals extractives working group—the team that developed the CFS Program, the OECD pilot project on due diligence focused on improving the overall process for certification of supply chain efforts, and the ITRI Tin Supply Chain Initiative (iTSCi) which developed and focuses on the supply chain traceability scheme that has been implemented at the DRC mine site where we are sourcing tantalum ore,” continued Persico.

P.O. Box 5928, Greenville, South Carolina 29606 U.S.A. Tel: 864.963.6300 Fax: 864.963.6521

Additionally, KEMET recently announced an on the ground program that includes a social sustainability investment of $1.5 million, over a two year period, for the construction of schools, health clinics and infrastructure at and around the mine site in the DRC. This comprehensive plan is focused on enhancing the overall quality of life of the miners and their families as well as creating long-term opportunities for the local community that supports the mine.

“We believe a comprehensive plan whereby we address both the social and economic health of the local mining communities in the DRC is the only viable approach that will resolve the longstanding issues we have seen in the past in some areas of the DRC,” stated Per Loof, KEMET’s Chief Executive Officer. “It is known that the Katanga province is recognized as being conflict free. Having personally visited the mine site nearly one year ago I saw first-hand the needs of the people and the opportunity for KEMET to make a positive impact on their lives and on the community.  As the industry leader we have a responsibility to show that it is possible to take a proactive approach in addressing the needs in the DRC while at the same time supporting efforts to put in place a supply chain framework for a long-term solution,” continued Loof.

About KEMET

KEMET’s common stock is listed on the NYSE under the symbol “KEM.” At the Investor Relations section of our web site at http://www.KEMET.com/IR, users may subscribe to KEMET news releases and find additional information about our Company. KEMET applies world class service and quality to deliver industry leading, high performance capacitance solutions to its customers around the world and offers the world’s most complete line of surface mount and through-hole capacitor technologies across tantalum, ceramic, film, aluminum, electrolytic, and paper dielectrics. Additional information about KEMET can be found at http://www.kemet.com.

Cautionary Statement on Forward-Looking Statements

Certain statements included herein contain forward-looking statements within the meaning of federal securities laws about KEMET Corporation’s (the “Company”) financial condition and results of operations that are based on management’s current expectations, estimates and projections about the markets in which the Company operates, as well as management’s beliefs and assumptions. Words such as “expects,” “anticipates,” “believes,” “estimates,” variations of such words and other similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The Company undertakes no obligation to update publicly any of these forward-looking statements to reflect new information, future events or otherwise.

Factors that may cause actual outcome and results to differ materially from those expressed in, or implied by, these forward-looking statements include, but are not necessarily limited to the following: (i) adverse economic conditions could impact the Company’s ability to realize operating plans if the demand for the Company’s products declines, and such conditions could adversely affect the Company’s liquidity and ability to continue to operate; (ii) adverse economic conditions could cause further reevaluation and the write down of long-lived assets; (iii) an increase in the cost or a decrease in the availability of the Company’s principal raw materials; (iv) changes in the competitive environment of the Company; (v) uncertainty of the timing of customer product qualifications in heavily regulated industries; (vi) economic, political, or regulatory changes in the countries in which the Company operates; (vii) difficulties, delays or unexpected costs in completing the Company’s restructuring plan; (viii) the inability to attract, train and retain effective employees and management; (ix) the inability to develop innovative products to maintain customer relationships and offset potential price erosion in older products; (x) exposure to claims alleging product defects; (xi) the impact of laws and regulations that apply to the Company’s business, including those relating to environmental matters; (xii) volatility of financial and credit markets affecting the Company’s access to capital; (xiii) the need to reduce the total costs of the Company’s products to remain competitive; (xiv) potential limitation on the use of net operating losses to offset possible future taxable income; (xv) restrictions in the Company’s debt agreements that limit the Company’s flexibility in operating its business; and (xvi) additional exercise of the warrant by K Equity, LLC which could potentially result in the existence of a significant stockholder who could seek to influence our corporate decisions.  Other risks and uncertainties may be described from time to time in the Company’s other reports and filings with the Securities and Exchange Commission.

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